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                     July 27, 2022

       Parag Agrawal
       Chief Executive Officer
       Twitter, Inc.
       1355 Market Street, Suite 900
       San Francisco, CA 93103

                                                        Re: Twitter, Inc.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed July 15, 2022
                                                            File No. 001-36164

       Dear Mr. Agrawal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Douglas Schnell